Exhibit 99.1

AeroGrow Announces Fiscal 2009 Third Quarter Results

•	Quarterly revenue declined in deteriorating retail environment
•	Fiscal year-to-date revenue up 16% over previous year
Boulder, CO – February 12, 2009 -- AeroGrow International, Inc.  (NASDAQ:AERO - News) ("AeroGrow" or the "Company"), makers of the AeroGarden® line of indoor gardening products, announced results for the quarter ended December 31, 2008.

AeroGrow reported quarterly revenue of $11.0 million, a decrease of 25% over the $14.6 million reported for the prior year's quarter ended December 31, 2007.  For the nine months ended December 31, 2008, AeroGrow reported an increase of 16% over the nine months ended December 31, 2007, with revenue of $31.6 million in 2008, compared to $27.2 million in 2007.

“Consumer demand for the AeroGarden line stayed strong in the quarter,” said Jerry Perkins, CEO of AeroGrow.  “Consumers bought 63% more gardens and 91% more seed kits than in the prior year’s quarter through broader distribution at our top tracked retail accounts.  However it was largely accomplished by selling through inventory already on shelves as of the end of September.  Disappointing sales for most consumer products continued through the holidays, forcing retailers to focus on managing inventories and cash, resulting in significantly lower wholesale reorder rates than we had forecast.

“In our retail business, reported net revenue was down 39% from last year on declining wholesale shipments of 19%, compounded by the impact of sales allowances offered to our retail customers.  In our direct business, revenue increased almost 50% in web marketing and 70% in catalog, as sales to new and existing customers remained strong.  These gains were offset by a significant decrease in our direct TV revenue in the quarter as we dialed back media spending in light of the rapidly deteriorating economic conditions.  For the quarter, our direct business revenue was down 5% from the same period last year.”

AeroGrow reported a $4.4 million loss for the quarter ended December 31, 2008, up from a loss of $1.7 million in the quarter ended December 31, 2007 and down from a profit of $418,000 in the previous quarter ended September 30, 2008.  The net loss for the nine months ended December 31, 2008, totaled $6.8 million as compared to a loss of $6.0 million reported for the same period in 2007.

“Lower-than-forecast revenue in conjunction with unusual expenses directly attributable to the economic downturn drove the loss for the quarter,” continued Mr.  Perkins.    “Almost $2 million of the loss reflects pricing actions taken to remain competitive in a highly discounted retail environment.  $800,000 of this was due to our share of price markdowns taken at retail in the December quarter and $1 million more was booked in recognition that these economic conditions will persist and additional actions will likely be required.   In addition, more than $600,000 of the loss is due to a combination of cash and non-cash expenses including severance costs recognized in the quarter from December’s headcount reductions and other cost-cutting measures.

“Our primary goal at present is to preserve the long-term value of the company and brand by resizing our business structure and overhead to the new and dramatically altered retail and consumer landscapes.  The steps we have taken and have planned, which include the engagement of an investment banker to assist with raising capital or potential strategic alternatives, should leave us well-positioned for renewed growth when the economy stabilizes.  We still have a unique position in the marketplace, with products that consumers love, broad distribution through multiple channels, no established competition, and a recurring revenue model that continues to prove itself through the lifetime value of our customers.”

Summary Results of Operations – Three and Nine Months Ended December 31, 2008

The following table sets forth, as a percentage of sales, our unaudited quarterly financial results for the three and nine months ended December 31, 2008, and the three and nine months ended December 31, 2007:

	Three Months		Nine Months
	Ended 12/31		Ended 12/31
Product revenue	2008	2007	2008	2007
Sales - Retail	51.1%	62.6%	62.6%	66.7%
Sales - Direct to Consumer	44.2%	34.9%	30.3%	32.0%
Sales - International	4.7%	2.5%	7.1%	1.3%
Total	100.0%	100.0%	100.0%	100.0%

Operating expenses
Cost of revenue	68.6%	61.1%	61.0%	59.9%
Research and development	6.4%	4.7%	5.9%	6.8%
Sales and marketing	42.7%	34.1%	34.9%	40.8%
General and administrative	18.5%	10.1%	17.3%	13.5%
Total operating expenses	136.2%	110.0%	119.1%	121.0%

Profit (loss) from operations	(36.2)%	(10.0)%	(19.1)%	(21.0)%

For the three months ended December 31, 2008, our sales totaled $11,010,885, a 24.8% decrease from the same period in 2007.  The revenue decline reflected a 38.7% decrease in sales to retailer customers and a 4.7% decrease in direct-to-consumer sales, partially offset by a 44.8% increase in sales to international distributors.  Macroeconomic factors and changes in retailer buying patterns caused shipments into the retail channel to decline by approximately 19%, despite an overall 63% increase in consumer purchases of AeroGarden units from our top 11 retailers that provide us with their sales data.  Compounding the decline in shipments to retailers was the impact of approximately $1.84 million in gross sales allowances we recognized in the three months ended December 31, 2008, the result of discounting programs in the 2008 holiday period and estimates of the impact of similar programs in the future.  The decline in direct-to-consumer sales reflected a reduction in the number of airings of our direct response commercials during the three months ending December 31, 2008, partially offset by the impact of increased catalog operations and web marketing activity.   We began selling to distributors outside of North America in late 2007, so the increase in international sales during the three months ended December 31, 2008, primarily reflects our initial penetration into new markets in Europe, Asia, and Australia.

The gross margin for the three months ended December 31, 2008, was 31.4%, down from 38.9% for the same period in 2007 because of the impact on sales of the $1.84 million in gross sales allowances, and because of a $174,545 inventory reserve established during the three months ended December 31, 2008.   Excluding these items, the gross margin for the three months ended December 31, 2008, would have increased by approximately four percentage points, reflecting improvements in product and distribution costs, and an increase in direct-to-consumer sales as a percentage of total sales, which have higher margins than sales to retailers and international distributors.

Operating expenses other than cost of revenue totaled $7.4 million during the three months ended December 31, 2008, an increase of $294,224, or 4.1%, from the same period in 2007.   The higher costs in 2008 include a $362,701 increase in non-cash stock option expense, reflecting a cumulative expense catch-up related to the October 1, 2008, approval by our stockholders of changes to our 2005 Equity Compensation Plan.   In addition, we recognized $264,059 in severance charges incurred as a result of a 35% reduction in our workforce in mid-December 2008.   These increased costs were partially offset by reductions in sales and marketing costs, including advertising and sales commissions, and reduced spending on general and administrative expenses.

For the three months ended December 31, 2008, our net loss totaled $4,402,222, or $0.35 per share, as compared to the $1,655,887 net loss ($0.13 per share) reported for the three months ended December 31, 2007.

Earnings Conference Call

AeroGrow will host a conference call today, Thursday, February 12, 2009, to review operational results for the quarter ended December 31, 2008.

The conference call is scheduled for 12:00 PM (noon) ET.  To participate in the call, please dial:

U.S. and Canada:	1	(888) 241-0558
International:	1	(647) 427-3417

A replay of the call will be available within 12 hours of completion.  You will be able to access it for the following 30 days through the AeroGrow website at www.aerogrow.com/investors or by phone until March 12, 2009.  To access the replay by phone, please dial:

U.S. and Canada:	1 (800) 839-9820
International:	1 (402) 220-4281
Conference ID:	84211496
AeroGrow International, Inc.

CONDENSED STATEMENTS OF	Three Months		Nine Months
OPERATIONS (Unaudited)	Ended 12/31		Ended 12/31
	2008	2007	2008	2007
Revenue
Product sales	$11,010,885	$14,637,742	$31,585,896	$27,199,821

Operating expenses
Cost of revenue	7,558,322	8,938,857	19,271,470	16,286,651
Research and development	703,133	682,453	1,845,326	1,840,441
Sales and marketing	4,704,912	4,997,801	11,030,524	11,089,338
General and administrative	2,037,797	1,471,364	5,458,622	3,679,397
Total operating expenses	15,004,164	16,090,475	37,605,942	32,895,827

Profit (loss) from operations	(3,993,279)	(1,452,733)	(6,020,046)	(5,696,006)

Other (income) expense, net
Interest (income)	(939)	(31,679)	(2,443)	(101,879)
Interest expense	409,882	234,833	783,598	426,681
Other (income)	-	-	-	(2,929)
Total other (income) expense, net	408,943	203,154	781,155	321,873

Net profit (loss)	$(4,402,222)	$(1,655,887)	$(6,801,201)	$(6,017,879)

Net profit (loss) per share, basic and diluted	$(0.35)	$(0.13)	$(0.56)	$(0.52)

Weighted average number of common shares outstanding, basic and diluted	12,546,780	12,371,517	12,250,693	11,529,472

AeroGrow International, Inc.

BALANCE SHEETS	12/31/2008	3/31/2008
	(Unaudited)
ASSETS
Cash	$834,181	$1,559,792
Restricted cash	431,999	86,676
Accounts receivable	6,164,936	2,412,101
Other receivables	225,474	422,530
Inventory	11,041,422	4,688,444
Prepaid expenses	863,570	762,013
Total current assets	19,561,582	9,931,556

Property and equipment	1,841,714	1,830,646
Other assets
Intangible assets	212,418	56,263
Deposits	101,164	101,164
Deferred debt issuance costs	279,412	-
Total other assets	592,994	157,427

TOTAL ASSETS	$21,996,290	$11,919,629

LIABILITIES AND STOCKHOLDERS’ EQUITY/(DEFICIT)
Current liabilities
Current portion - long term debt	$8,942,402	$128,927
Due to factor	-	1,480,150
Accounts payable	8,833,832	3,023,366
Accrued expenses	4,541,556	2,452,025
Customer deposits	472,255	232,200
Deferred rent	60,535	65,037
Total current liabilities	22,850,580	7,381,705
Long term debt	49,876	129,373
Stockholders’ equity (deficit)
Common stock	13,342	12,076
Additional paid-in capital	45,511,777	44,024,559
Accumulated surplus/(deficit)	(46,429,285)	(39,628,084)
Total stockholders’ equity	(904,166)	4,408,551

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY/(DEFICIT)	$21,996,290	$11,919,629

AeroGrow International, Inc.

SALES BY CHANNEL	Three Months		Nine Months
(Unaudited)	Ended 12/31		Ended 12/31
	2008	2007	2008	2007
Product revenue
Sales - Retail	$5,621,688	$9,168,337	$19,772,293	$18,148,237
Sales - Direct to Consumer	4,867,808	5,109,405	9,572,656	8,691,584
Sales - International	521,389	360,000	2,240,947	360,000
Total	$11,010,885	$14,637,742	$31,585,896	$27,199,821

% of revenue
Product sales - Retail	51.1%	62.6%	62.6%	66.7%
Product sales - Direct to Consumer	44.2%	34.9%	30.3%	32.0%
Product sales - International	4.7%	2.5%	7.1%	1.3%
Total sales	100.0%	100.0%	100.0%	100.0%

AeroGrow International, Inc.

SALES BY PRODUCT	Three Months		Nine Months
(Unaudited)	Ended 12/31		Ended 12/31
	2008	2007	2008	2007
Product revenue
AeroGardens	$8,683,670	$12,145,733	$24,945,346	$22,605,871
Seed kits and accessories	2,327,215	2,492,009	6,640,550	4,593,950
Total	$11,010,885	$14,637,742	$31,585,896	$27,199,821

% of revenue
AeroGardens	78.9%	83.0%	79.0%	83.1%
Seed kits and accessories	21.1%	17.0%	21.0%	16.9%
Total	100.0%	100.0%	100.0%	100.0%

About AeroGrow International, Inc.

Founded in 2002 in Boulder, Colorado, AeroGrow International, Inc.  is dedicated to the research, development and marketing of the AeroGarden® line of foolproof, dirt-free indoor gardens.  AeroGardens allow anyone to grow farmer's market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required.  See www.aerogrow.com.

CONTACTS:

Corporate
John Thompson
AeroGrow International, Inc
(303) 444-7755
john@aerogrow.com

FORWARD-LOOKING STATEMENTS
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements by Jerry Perkins, and/or the Company, statements regarding growth of the AeroGarden product line, optimism related to the business, expanding sales and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995.  Such statements are based on current expectations, estimates and projections about the Company's business.  Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements.  These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict.  Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company's products or the need to raise additional capital.  In addition, actual results could vary materially based on changes or slower growth in the indoor garden market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings under "risk factors" and elsewhere.  The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.